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23    Consent of Independent Auditors.


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                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the incorporation by reference in this Annual Report (Form 10-K) of CAM Data Systems, Inc. of our report dated November 14, 1997, included in the 1997 Annual Report to Stockholders of CAM Data Systems, Inc.

         We also consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1993 Stock Option Plan of CAM Data Systems, Inc. and in the Registration Statement (Form S-3 No. 33-57564) of CAM Data Systems, Inc. and in the related Prospectuses of our reports dated November 14, 1997, with respect to the consolidated financial statements and schedule of CAM Data Systems, Inc. incorporated by reference and included in this Annual Report (Form 10-K) for the year ended September 30, 1997, respectively.


                                                 ERNST & YOUNG LLP


Orange County, California
December 24, 1997